Exhibit (a)(1)(B)

Digital Intrepid Holding B.V.

Offer to exchange any and all issued and outstanding ordinary shares of

INTERXION HOLDING N.V.

for

0.7067 shares of common stock of Digital Realty Trust, Inc.

by

Digital Intrepid Holding B.V.

Pursuant to the Exchange Offer Prospectus dated January 29, 2020

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:01 A.M., NEW YORK CITY TIME, ON MARCH 9, 2020, UNLESS THE EXCHANGE OFFER IS EXTENDED OR TERMINATED (SUCH TIME AS IT MAY BE EXTENDED, THE “EXCHANGE OFFER EXPIRATION TIME”). INXN SHARES TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXCHANGE OFFER EXPIRATION TIME.

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

As described in the exchange offer prospectus dated January 29, 2020 (the “Exchange Offer Prospectus”), Digital Intrepid Holding B.V. (formerly known as DN 39J 7A B.V.), a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands (“Buyer”) and an indirect subsidiary of Digital Realty Trust, Inc., is offering to exchange (the “Exchange Offer”) shares of common stock, par value $0.01 per share (“DLR Common Stock”), of Digital Realty Trust, Inc., a Maryland corporation (“DLR”), for all outstanding ordinary shares, nominal value €0.10 per share (the “INXN Shares”, such defined term including fractional shares (onderaandelen), nominal value €0.02 per fractional share (onderaandeel), of INXN, provided that a fractional share will be treated for purposes of the definition of INXN Share as one-fifth (1/5th) of an outstanding ordinary share, nominal value €0.10 per share), of InterXion Holding N.V., a public limited liability company (naamloze vennootschap) organized under the laws of the Netherlands (“INXN”), that are validly tendered prior to the Exchange Offer Expiration Time and not validly withdrawn, upon the terms and subject to the conditions set forth in the Exchange Offer Prospectus and the related Letter of Transmittal. Capitalized terms used but not defined herein shall have the same meanings given to them in the Letter of Transmittal.

Buyer is offering to exchange each INXN Share that is validly tendered and not properly withdrawn pursuant to the Exchange Offer for the right to receive 0.7067 shares of DLR Common Stock (the “Exchange Offer Ratio”), together with cash in lieu of fractional shares of DLR Common Stock, subject to the terms and conditions described in the Exchange Offer Prospectus. The Exchange Offer Ratio will not be adjusted to reflect changes in the trading prices of DLR Common Stock or INXN Shares prior to the date of the completion of the Exchange Offer. INXN shareholders may call the Information Agent for information regarding the Exchange Offer Ratio. See “The Offer” in the Exchange Offer Prospectus for a complete description of the terms.

We are asking you to furnish copies of the enclosed materials to your clients for whom you hold INXN Shares, whether such shares are registered in your name or in the name of your nominee. You will be reimbursed for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. No stock transfer taxes will generally be payable as a result of the transaction.

As described in the Exchange Offer Prospectus, Buyer is not conducting the Exchange Offer in any jurisdiction where the offer, sale or exchange is not permitted. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by the Exchange Offer are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the Exchange Offer presented does not extend to you.

No broker, dealer, commercial bank, trust company or other nominee or fiduciary shall be deemed to be the agent of DLR or its financial advisors, Buyer, INXN, the Exchange Agent or the Information Agent for purposes of the Exchange Offer.

THE EXCHANGE OFFER IS SUBJECT TO A NUMBER OF CONDITIONS DESCRIBED IN THE EXCHANGE OFFER PROSPECTUS UNDER “THE OFFER—REGULATORY APPROVALS REQUIRED FOR THE OFFER” AND “THE PURCHASE AGREEMENT—CONDITIONS TO CLOSING OF THE OFFER.” The conditions must be satisfied at or prior to the expiration of the Exchange Offer (or waived by INXN and/or DLR to the extent permissible under applicable law and the Purchase Agreement). If the conditions are not satisfied (or waived by INXN and DLR to the extent permissible under applicable law and the Purchase Agreement), the Exchange Offer will not be completed and tendered INXN Shares will be returned to the registered holders of such shares. Please see the Exchange Offer Prospectus for a description of these conditions, which you should read carefully and in its entirety.

For your information and for forwarding to your clients for whom you hold INXN Shares, registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	the Exchange Offer Prospectus;

2.	the Solicitation/Recommendation Statement on Schedule 14D-9 of INXN;

3.	a form of Letter of Transmittal for your use in accepting the Exchange Offer and tendering INXN Shares, including instructions therefor;

4.	the Internal Revenue Service Form W-9 for tendering INXN shareholders who are U.S. persons, enclosed with the Letter of Transmittal;

5.

a form of Letter to Clients, which may be sent to your clients for whose accounts you hold INXN Shares registered in your name or in the name of your nominee, with space for obtaining such clients’ instructions with regard to the Exchange Offer; and

6.	a form of Notice of Withdrawal for use in withdrawing INXN Shares previously tendered in the Exchange Offer.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:01 A.M., NEW YORK CITY TIME, ON MARCH 9, 2020, UNLESS THE EXCHANGE OFFER IS EXTENDED OR TERMINATED. BECAUSE BUYER IS NOT PROVIDING FOR GUARANTEED DELIVERY PROCEDURES, A HOLDER MUST ALLOW SUFFICIENT TIME FOR THE NECESSARY TENDER PROCEDURES TO BE COMPLETED DURING THE NORMAL BUSINESS HOURS OF THE DEPOSITORY TRUST COMPANY AND THE EXCHANGE AGENT PRIOR TO THE EXCHANGE OFFER EXPIRATION TIME. TENDERS NOT COMPLETED PRIOR TO THE EXCHANGE OFFER EXPIRATION TIME WILL BE DISREGARDED AND OF NO EFFECT.

INXN Shares tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Exchange Offer Expiration Time. Once Buyer accepts INXN Shares tendered pursuant to this Exchange Offer, the tender is irrevocable; provided, that, if Buyer has not yet accepted INXN Shares tendered for exchange, any INXN shareholder may withdraw its tendered INXN Shares after the 60th day following commencement of the Exchange Offer pursuant to Section 14(d)(5) of the Exchange Act.

Buyer will not pay any fees or commission to any broker, dealer, commercial bank, trust company or other nominee (other than to the dealer managers, financial advisors, information agent or exchange agent for soliciting tenders of INXN Shares pursuant to the terms of the Exchange Offer). Buyer will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

The exchange of INXN Shares validly tendered and accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (1) a Letter of Transmittal for INXN Shares, duly completed and properly executed (including any signature guarantees that may be required), or, in the case of INXN Shares held in “street name” and delivered by book-entry transfer through The Depository Trust Company (“DTC”), an Agent’s Message, (2) a confirmation of book-entry transfer into the Exchange Agent’s account at DTC of the INXN Shares tendered by book-entry transfer (pursuant to the procedures set forth in “The Exchange Offer—Procedures for Tendering” in the Exchange Offer Prospectus); and (3) any other documents required by the Letter of Transmittal.

No alternative, conditional or contingent tenders will be accepted. All tendering INXN shareholders, by executing the Letter of Transmittal or causing an Agent’s Message to be delivered, waive any right to receive any notice of the acceptance of their INXN Shares for exchange.

Additional copies of the enclosed materials may be obtained by contacting Okapi Partners LLC, the Information Agent for the Exchange Offer, at (877) 629-6356 (toll-free for all shareholders in the United States) and (212) 297-0720 (all others outside of the United States) or by email at DLR@okapipartners.com. You may also contact the Information Agent for assistance with any questions you may have about the Exchange Offer.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF DLR OR ITS FINANCIAL ADVISORS, BUYER, INXN, THE EXCHANGE AGENT, THE INFORMATION AGENT OR ANY SUBSIDIARY OR AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR THE DOCUMENTS ENCLOSED HEREWITH AND STATEMENTS EXPRESSLY MADE THEREIN.